UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2010

GlobalOptions Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, 27th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 445-6262

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 12, 2010, GlobalOptions, Inc. (“GOI”), a wholly-owned subsidiary of GlobalOptions Group, Inc. (the “Company”), The Bode Technology Group, Inc., a Delaware corporation and wholly-owned subsidiary of GOI (“Bode”, and together with GOI, the “Borrowers”), and Silicon Valley Bank, a California chartered bank (the “Bank”), entered into a Fifth Loan Modification Agreement (the “Modification Agreement”) with respect to that certain Fourth Amended and Restated Loan and Security Agreement, dated as of March 31, 2008, by and among the Borrowers and the Bank, as amended (the “Loan Agreement”).

The Loan Agreement provides for a working capital line of credit based on GOI’s eligible receivables (the “Facility”).  The Modification Agreement amended the terms of the Loan Agreement in response to the Company’s potential sale of its Fraud and Special Investigative Unit Services business unit (the “Sale Event”) pursuant to that certain Asset Purchase Agreement, dated June 11, 2010, by and among the Company, GOI and GlobalOptions Services, Inc. (the “FSIU Agreement”).  The Company’s entry into the FSIU Agreement was previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2010.

The Modification Agreement amended the Loan Agreement to provide that following the occurrence of the Sale Event, among other things: (i) the maximum amount available under the Facility will be reduced from $10.0 million to $7.5 million; (ii) the minimum EBDA (as defined under the Loan Agreement) financial covenant under the Loan Agreement will be revised to (a) incorporate gains or losses related to the sale of certain of the Company’s business divisions into the definition of EBDA, (b) reduce the minimum EBDA required over three month periods through the period ending on September 30, 2010, and (c) increase the minimum EBDA required going forward; and (iii) the early termination fee under the Loan Agreement will be reduced to $37,500.

The foregoing description of the Modification Agreement is not complete and is qualified in its entirety by reference to the full text of the Modification Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2010	GLOBALOPTIONS GROUP, INC.

	By:	/s/ Jeffrey O. Nyweide
	Name:	Jeffrey O. Nyweide
	Title:	Chief Financial Officer